                                                                    EXHIBIT 5(k)


                              GOLDMAN SACHS TRUST
                              -------------------
                                4900 Sears Tower
                            Chicago, Illinois 60606



                                                     July 15, 1991

Goldman Sachs Asset Management,
a separate operating division of Goldman, Sachs & Co.
32 Old Slip
New York, NY  10005


                            ADMINISTRATION AGREEMENT
                            ------------------------
                             GS GLOBAL INCOME FUND



Dear Sirs:

Goldman Sachs Trust (the "Trust") has been organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts to engage in the business of an investment company. The units of beneficial interest of the Trust ("Units") are divided into multiple series ("Series"), including the GS Global Income Fund (the "Fund"), as established pursuant to a written instrument executed by the Trustees of the Trust. Each Series will represent the interests in a separate portfolio of securities and other assets. Series may be terminated, and additional Series established, from time to time by action of the Board of Trustees. The Trust on behalf of the Fund has selected you to act as the administrator of the Fund and to provide certain services, as more fully set forth below, and you are willing to act as such administrator and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

1.  ADMINISTRATIVE SERVICES

      (a) Subject to the general supervision of the Board of Trustees of the Trust, you will provide certain administrative services to the Fund. You will, to the extent such services are not required to be performed by others pursuant to the custodian agreement (or the transfer agency agreement to the extent that a person other than you is serving thereunder as the Trust's transfer agent), (i) provide supervision of all aspects of the Trust's operations not referred to in paragraph 3(a) of the current Investment Advisory Agreement between the Trust and you; (ii) provide the Trust with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Trust; (iii) arrange for, at the Trust's expense, (a) the preparation for the Trust of all required tax returns, (b) the preparation and submission of reports to existing unitholders and (c) the periodic updating of the Fund's prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; (iv) maintain all of the Trust's records; and (v) provide the Trust with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

      (b) You will also provide to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request. You shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     (c) You will notify the Trust of any change in your membership within a reasonable time after such change.

     (d) Your services hereunder are not deemed exclusive and you shall be free to render similar services to others so long as your services under this Agreement are not impaired thereby.

2.  ALLOCATION OF CHARGES AND EXPENSES

You will pay all costs incurred by you in connection with the performance of your duties under paragraph 1. You will pay the compensation and expenses of all personnel of yours and will make available, without expense to the Trust, the services of such of your partners, officers and employees as may duly be elected officers or Trustees of the Trust subject to their individual consent to serve and to any limitations imposed by law. You will not be required to pay any expenses of the Trust other than those specifically allocated to you in this paragraph 2. In particular, but without limiting the generality of the foregoing, you will not be required to pay: (i) fees and expenses of any investment adviser of the Trust; (ii) organization expenses of the Trust; (iii) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) brokers' commissions; (v) payment for portfolio pricing services to a pricing agent, if any; (vi) legal, auditing or accounting expenses (including an allocable portion of the cost of your employees rendering legal and accounting services to the Trust); (vii) taxes or governmental fees; (viii) the fees and expenses of the transfer agent of the Trust; (ix) the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Units of the Trust; (x) the expenses of and fees for registering or qualifying Units for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer; (xi) the fees and expenses of Trustees of the Trust who are not affiliated with you; (xii) the cost of preparing and distributing reports and notices to unitholders, the Securities and Exchange Commission and other regulatory authorities; (xiii) the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Agreement and Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian; or (xiv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business. You shall not be required to pay expenses of activities which are primarily intended to result in sales of Units of the Fund.

3.  COMPENSATION OF THE ADMINISTRATOR

    (a) For all services to be rendered and payments made as provided in paragraphs 1 and 2 hereof, the Trust on behalf of the Fund will pay you on the last day of each month a fee at an annual rate equal to .25% per annum of the average daily net assets of the Fund. The "average daily net assets" of the Fund shall be determined on the basis set forth in the Fund's prospectus or otherwise consistent with the Investment Company Act of 1940, as amended (the "1940 Act") and the regulations promulgated thereunder.

     (b) If, in any fiscal year, the sum of the Fund's expenses (including the fee payable pursuant to this paragraph 3, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities, distribution expenses and extraordinary expenses such as for litigation) exceeds the expense limitations, if any, applicable to the Fund imposed by state securities administrators, as such limitations may be modified from time to time, you shall reimburse the Fund in the amount of one-fourth (1/4) of such excess to the extent required by such expense limitations, provided that the amount of such reimbursement shall not exceed the amount of your fee during such fiscal year.

     (c) In addition to the foregoing, you may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

4.  LIMITATION OF LIABILITY OF ADMINISTRATOR

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

5.  DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall remain in force until June 30, 1992 and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees. This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Trust or by you.

6.  AMENDMENT OF THIS AGREEMENT

No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7.  GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.  MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name Goldman Sachs Trust is the designation of the Trustees for the time being under an Agreement and Declaration of Trust dated September 24, 1987, as amended from time to time, and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust and neither the Trustees, officers, agents or unitholders assume any personal liability for obligations entered into on behalf of the Trust. The Fund shall not be liable for any claims against any other series of the Trust.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.


Yours very truly,

                              GOLDMAN SACHS TRUST
                      (ON BEHALF OF GS GLOBAL INCOME FUND)



Attest: Michelle S. Lenzmeier                By: Stephen Brent Wells
        ---------------------                    ----------------------
        Michelle S. Lenzmeier                    Stephen Brent Wells
        Secretary of the Trust                   President of the Trust



The foregoing Agreement is hereby accepted as of the date thereof.


                         GOLDMAN SACHS ASSET MANAGEMENT
             A SEPARATE OPERATING DIVISION OF GOLDMAN, SACHS & CO.


Attest: MIchelle S. Lenzmeier                By: Alan A. Shuch
        -----------------------                  -------------
        Michelle S. Lenzmeier                    Alan A. Shuch
        Counsel to the Funds Group               Partner